EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
415-884-4757 | andreahenderson@bankofmarin.com

BANK OF MARIN BANCORP REPORTS RECORD EARNINGS OF $11.1 MILLION
INCREASES DIVIDEND TO 25 CENTS

NOVATO, CA, July 25, 2022 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced record earnings of $11.1 million in the second quarter of 2022, compared to $10.5 million in the first quarter of 2022. Diluted earnings per share were $0.69 in the second quarter of 2022, compared to $0.66 in the immediately preceding quarter. Earnings for the first six months of 2022 totaled $21.5 million, compared to $18.2 million in the same period last year. Diluted earnings per share were $1.35 and $1.37 in the first six months of 2022 and 2021, respectively. All periods of earnings presented were impacted by the costs associated with our most recent acquisition, the details of which are discussed throughout this report. In particular, diluted earnings per share for the first half of 2022 would have increased by one cent per share over 2021 without those costs.

“We generated record earnings and robust loan production during the second quarter, building further momentum with our enhanced business development efforts. During the first six months of 2022, our loan originations ex-PPP totaled $152 million, more than double the same period a year earlier,” said Tim Myers, President and Chief Executive Officer. “Our asset quality remains excellent as we continue our traditional focus on disciplined and prudent underwriting. We will not sacrifice credit standards as we grow."

“We are executing on a long-term plan to invest in key talent and technology that we believe will enable us to continue exceeding our customers’ expectations and drive growth while realizing efficiencies,” Myers added. “We are also working to identify cost saving opportunities to offset those investments, managing expenses to deliver strong returns to our shareholders.”

Bancorp also provided the following highlights from the second quarter of 2022:
•Return on Assets of 1.03% and Return on Equity of 10.74% for the three months ended June 30, 2022, would have been 1.05% and 10.95%, respectively, without one-time and conversion costs related to the 2021 merger with American River Bankshares ("ARB"). That compares to 0.98% and 9.61% (GAAP) and 1.01% and 9.96% (non-GAAP), respectively, for the three months ended March 31, 2022. As shown in the reconciliation of GAAP to non-GAAP financial measures on page 3, merger-related costs reduced net income by $219 thousand, net of taxes, or $0.02 per share in the second quarter.

•The second quarter tax-equivalent net interest margin improved 9 basis points over the preceding quarter despite the 7 basis point drag of declining PPP loan fee recognition. Rising interest rates had a positive impact on the Bank's asset sensitive portfolio, as did the deployment of excess cash into securities and flat deposit costs.

•Deposits decreased by $30.7 million to $3.831 billion at June 30, 2022, compared to $3.861 billion at March 31, 2022. Non-interest bearing deposits made up 53% of total deposits as of June 30, 2022 versus 51% as of March 31, 2022. The cost of average deposits in the second quarter of 2022 was 0.06%, unchanged from the preceding quarter.

•Loan balances of $2.163 billion at June 30, 2022 reflected record second quarter originations of $102.2 million. While our production was strong, total loans decreased modestly in the quarter due to payoffs including expected construction project completions, borrowers' sales of underlying assets, PPP loan payoffs, and third party refinancing of acquired loans outside the Bank's credit risk appetite.

•Credit quality remains strong, with non-accrual loans representing 0.37% of total loans as of June 30, 2022, compared to 0.35% at March 31, 2022. There was not a significant change in classified loans. There was no provision made to the allowance for credit losses on loans or to the allowance for credit losses on unfunded loan commitments this quarter as an improvement in the California unemployment rate forecast decreased the quantitative portion of estimated credit losses while ongoing supply chain issues, inflation and recession risks increased qualitative factors.

•Our declining efficiency ratios quarter over quarter and year over year are a testament to the improved operating leverage attained through the ARB acquisition. The efficiency ratios of 55.73% for the second quarter and 57.40% year to date compare to 59.13% and 61.43% for the first quarter of 2022 and year to date 2021, respectively. Changes from the prior quarter were primarily visible in salaries, benefits and professional services expenses.

•All capital ratios were above well-capitalized regulatory requirements. The total risk-based capital ratio for Bancorp was 14.7% at June 30, 2022, compared to 14.4% at March 31, 2022. Bancorp's tangible common equity to tangible assets was 7.8% at June 30, 2022, compared to 8.0% at March 31, 2022 (refer to footnote 5 on page 7 for a discussion of this non-GAAP financial measure). The total risk-based capital ratio for the Bank was 14.2% at June 30, 2022, compared to 14.3% at March 31, 2022. The Bank's tangible common equity to tangible assets was 7.5% at June 30, 2022, compared to 8.0% at March 31, 2022. Declines in the Bank's and Bancorp's tangible common equity were primarily related to an increase in after-tax unrealized losses on available-for-sales securities associated with interest rate increases since March 31, 2022.

•The Board of Directors declared a cash dividend of $0.25 per share, an increase from $0.24 per share in the prior quarter, on July 22, 2022, which represents the 69th consecutive quarterly dividend paid by Bancorp. The dividend is payable on August 12, 2022, to shareholders of record at the close of business on August 5, 2022.

Statement Regarding use of Non-GAAP Financial Measures

In this press release, Bancorp's financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of Bancorp's operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and manage Bancorp's business. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, unaudited)	Three months ended		Six months ended
Net income	June 30, 2022	March 31, 2022	June 30, 2022	June 30, 2021
Net income (GAAP)	$11,066	$10,465	$21,531	$18,232
Merger-related one-time and conversion costs:
Personnel and severance	58	335	393	—
Professional services	—	67	67	201
Data processing	29	48	77	—
Other	224	97	321	16
Total merger costs before tax benefits	311	547	858	217
Income tax benefit of merger-related expenses	(92)	(162)	(254)	(17)
Total merger-related one-time and conversion costs, net of tax benefits	219	385	604	200
Comparable net income (non-GAAP)	$11,285	$10,850	$22,135	$18,432
Diluted earnings per share
Weighted average diluted shares	15,955	15,946	15,950	13,316
Diluted earnings per share (GAAP)	$0.69	$0.66	$1.35	$1.37
Merger-related one-time and conversion costs, net of tax benefits	0.02	0.02	0.04	0.01
Comparable diluted earnings per share (non-GAAP)	$0.71	$0.68	$1.39	$1.38
Return on average assets
Average assets	$4,312,919	$4,345,258	$4,328,999	$3,044,933
Return on average assets (GAAP)	1.03%	0.98%	1.00%	1.21%
Comparable return on average assets (non-GAAP)	1.05%	1.01%	1.03%	1.22%
Return on average equity
Average stockholders' equity	$413,271	$441,626	$427,370	$351,227
Return on average equity (GAAP)	10.74%	9.61%	10.16%	10.47%
Comparable return on average equity (non-GAAP)	10.95%	9.96%	10.44%	10.58%
Efficiency ratio
Non-interest expense (GAAP)	$18,906	$19,375	$38,281	$30,968
Merger-related expenses	(311)	(547)	(858)	(217)
Non-interest expense (non-GAAP)	$18,595	$18,828	$37,423	$30,751
Net interest income	$31,197	$29,898	$61,095	$46,565
Non-interest income	$2,728	$2,867	$5,595	$3,848
Efficiency ratio (GAAP)	55.73%	59.13%	57.40%	61.43%
Comparable efficiency ratio (non-GAAP)	54.81%	57.46%	56.11%	61.00%

"Our record second quarter earnings reflect the Bank’s consistent execution on our strategic priorities. The ARB acquisition is achieving earnings accretion above projected levels, one-time costs were negotiated lower, and expense savings are on target with more to be realized," said Tani Girton, EVP and Chief Financial Officer. “Our credit quality, liquidity and capital are strong and the Bank is well-positioned to support the initiatives underway."

Loans and Credit Quality

Loans totaled $2.163 billion at June 30, 2022, compared to $2.202 billion at March 31, 2022, a decrease of $39.2 million, largely due to net declines of $23.6 million in PPP loans and $12.9 million in construction loans. Record loan originations of $102.2 million compared to $49.8 million for the first quarter of 2022. Our consistent calling practices and relationship banking model, coupled with a rising rate environment, drove customer urgency and strong originations in the quarter. Non-PPP loan payoffs of $109.8 million in the second quarter included $34.5 million in expected construction project completions and $28.5 million whereby borrowers sold underlying assets. By comparison, first quarter non-PPP loan payoffs were $49.3 million.

The $93.0 million decrease in loans during the six months ended June 30, 2022 was mostly attributable to a $94.2 million decrease in PPP loans. This compared to an $85.8 million decrease in total loans during the six months ended June 30, 2021. Non-PPP loan originations were $152.0 million for the six months ended June 30, 2022, compared to $69.1 million for the six months ended June 30, 2021. Non-PPP loan payoffs were $159.1 million in the six months ended June 30, 2022, compared to $95.4 million in the six months ended June 30, 2021.

Bank of Marin and ARB originated a combined total of 3,556 loans amounting to $550.3 million in two rounds of SBA PPP loan financing. Of these amounts, as of June 30, 2022 there were 112 loans still outstanding totaling $17.0 million (net of $420 thousand in unrecognized fees and costs) compared to 191 loans outstanding at March 31,

2022 for a total of $40.6 million (net of $993 thousand in unrecognized fees and costs). In the second quarter of 2022, Bank of Marin recognized $573 thousand in PPP fees, net of costs, compared to $1.5 million in the preceding quarter.

During the onset of the pandemic, Bank of Marin granted payment relief for 269 loans totaling $402.9 million. As of June 30, 2022, two borrowing relationships with three loans totaling $23.6 million were continuing to benefit from payment relief under the provisions of the 2020 CARES Act. We will continue to work closely with both of these clients and monitor their performance.

Non-accrual loans totaled $8.0 million, or 0.37%, of the Bank's portfolio at June 30, 2022, compared to $7.7 million, or 0.35% at March 31, 2022. Non-accrual loans at June 30, 2022 included the addition of two loans totaling $381 thousand including one owner-occupied commercial real estate loan and one home equity loan. Also, during the quarter, one personal loan for $16 thousand was charged off and three loans paid down a total of $26 thousand.

Classified loans totaled $37.0 million at June 30, 2022, compared to $36.5 million at March 31, 2022, increasing due to an addition of four loans totaling $2.4 million in the second quarter within commercial real estate and home equity, offset by paydowns of $1.8 million, and one charge off of $16 thousand, as mentioned above. Accruing loans past due 30 to 89 days totaled $3.2 million at June 30, 2022, compared to $2.3 million at March 31, 2022.

Net charge-offs for the second quarter of 2022 totaled $8 thousand, compared to net recoveries of $9 thousand in the first quarter of 2022. The ratio of allowance for credit losses to total loans was 1.04% at June 30, 2022, compared to 1.02% at March 31, 2022.

In the second quarter of 2022 there was no provision for credit losses on loans, compared to first quarter of 2022 when we recorded a reversal of provision of $485 thousand. There was no provision for credit losses on unfunded commitments in the second quarter of 2022, compared to a reversal of $318 thousand in the first quarter of 2022. No adjustments were made this quarter as an improvement in the California unemployment rate forecast decreased the quantitative portion of estimated credit losses while ongoing supply chain issues, inflation and recession risks increased qualitative factors. The preceding quarter's provision reversals were due primarily to the improvement in the underlying California unemployment rate forecast at the time.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $115.9 million at June 30, 2022, compared to $170.9 million at March 31, 2022. The $55.0 million decrease was primarily due to the deployment of funds into investment securities, as noted below.

Investments

The investment securities portfolio totaled $1.825 billion at June 30, 2022, an increase of $79.0 million from March 31, 2022. The increase was primarily the result of securities purchases totaling $153.1 million, partially offset by maturities, calls, and paydowns totaling $45.1 million and an increase in pre-tax unrealized losses of $27.1 million on available-for-sale investment securities primarily due to a continuing rise in market interest rates during the second quarter of 2022. The growth in the portfolio and increase in yield contributed significantly to net interest income during the quarter.

Year-to-date we have recorded other comprehensive losses of $56.0 million after tax. First quarter losses were more significant due to the rapid and dramatic increases in rates as well as the larger available-for-sale portfolio. During the first quarter we transferred $357.5 million in available-for-sale securities to held-to-maturity to mitigate further losses associated with rising interest rates.

Deposits

Deposits totaled $3.831 billion at June 30, 2022, compared to $3.861 billion at March 31, 2022. The $96.0 million decrease in money markets was partially related to a transfer to non-interest bearing deposits by a significant customer in preparation for a withdrawal occurring early in July consistent with that customer's normal business activity. The average cost of deposits for the second quarter was unchanged from the first quarter at 0.06%. The average cost of deposits for the six months ended June 30, 2022 was 0.06% compared to 0.07% in the first half of

2021. Additionally, as part of our liquidity management, the Bank maintained $152.4 million in deposits off-balance sheet with deposit networks at June 30, 2022, compared to $180.0 million at March 31, 2022.

Earnings

Net Interest Income

Net interest income totaled $31.2 million in the second quarter of 2022, compared to $29.9 million in the prior quarter. The $1.3 million increase from the prior quarter was primarily attributable to higher average balances and yields on investment securities causing an increase of $1.6 million, quarter over quarter, in investment interest income.

Net interest income totaled $61.1 million for the six months ended June 30, 2022, compared to $46.6 million for the same period in the prior year. The $14.5 million increase from prior year was primarily due to the larger investment portfolio generating an incremental $8.3 million, and $4.9 million from higher balances and yields on the loan portfolio. First half 2022 average balances and fee recognition on PPP loans decreased $275.5 million and $2.3 million, respectively, from the first half of 2021.

The tax-equivalent net interest margin was 3.05% in the second quarter of 2022, compared to 2.96% in the prior quarter. The increase from the prior quarter was primarily due to continued deployment of cash into higher yielding investment securities and higher interest rates on non-PPP loans, partially offset by lower interest and fee income on PPP loans. Average yields on the investment portfolio increased from 1.69% in the first quarter to 1.87% in the second quarter reflecting recent increases in market interest rates, and the average rate on gross loans increased 10 basis points, which excludes the impact of loan origination fees/costs and purchase discounts/premiums.

The tax-equivalent net interest margin was 3.01% in the six months ended June 30, 2022, compared to 3.28% in the same period in the prior year. The decrease was primarily attributed to a higher proportion of investment securities in the larger balance sheet associated with ARB's lower loan-to-deposit ratio and other deposit growth over the period. The decrease was partially offset by a shift to a higher percentage of non-PPP loans within the loan portfolio and the absence of trust preferred securities redemption which occurred in 2021.

Non-Interest Income

Non-interest income totaled $2.7 million in the second quarter of 2022, compared to $2.9 million in the preceding quarter. The $139.0 thousand decrease was primarily related to payments on bank-owned life insurance in the prior quarter.

Non-interest income totaled $5.6 million in the six months ended June 30, 2022, compared to $3.8 million in the same period of the prior year. The $1.7 million increase from the prior year period was mostly attributable to increased activity associated with the ARB acquisition and higher Wealth Management and Trust Services income.

Non-Interest Expense

Non-interest expense totaled $18.9 million in the second quarter of 2022, compared to $19.4 million in the prior quarter. The decrease from the prior quarter was primarily due to a $1.2 million reduction in salaries and benefits after the completion of the acquisition-related conversion in March 2022 and 22 fewer full-time equivalent employees. Decreases were partially offset by a $466 thousand increase in charitable contributions in the quarter due to the annual distribution of grant funding related to the Bank's corporate giving program.

Non-interest expense totaled $38.3 million in the six months ended June 30, 2022, compared to $31.0 million in the same period of prior year. The largest increases over prior year expenses came from salaries and related benefits, which rose $3.8 million due to increased numbers of employees in acquired branch and loan offices, regularly scheduled annual merit and related increases, and lower deferred loan origination costs. Higher expenses across most other categories reflect the acquisition, including one-time and conversion costs of $858 thousand, an increase in other data processing of $762 thousand, and an additional $346 thousand in amortization associated with the ARB core deposit intangible asset in the first half of 2022.

Share Repurchase Program

Bancorp has an approved share repurchase program with $34.7 million outstanding. The last activity under the program was in the first quarter of 2022. Bancorp continues to evaluate the resumption of share repurchases in the context of other capital and strategic initiatives.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its second quarter of 2022 earnings call on Monday, July 25, 2022 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.3 billion, Bank of Marin has 31 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by acts of terrorism, war or other conflicts such as Russia's military action in Ukraine, impacts from inflation, supply change disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended		Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2022	March 31, 2022	June 30, 2022	June 30, 2021
Selected operating data and performance ratios:
Net income	$11,066	$10,465	$21,531	$18,232
Diluted earnings per common share	$0.69	$0.66	$1.35	$1.37
Return on average assets	1.03%	0.98%	1.00%	1.21%
Return on average equity	10.74%	9.61%	10.16%	10.47%
Efficiency ratio	55.73%	59.13%	57.40%	61.43%
Tax-equivalent net interest margin [1]	3.05%	2.96%	3.01%	3.28%
Cost of deposits	0.06%	0.06%	0.06%	0.07%
Net charge-offs (recoveries)	$8	$(9)	$(1)	$(75)

(in thousands; unaudited)	June 30, 2022	March 31, 2022	December 31, 2021
Selected financial condition data:
Total assets	$4,326,904	$4,330,424	$4,314,209
Loans:
Commercial and industrial [2]	$213,122	$248,625	$301,602
Real estate:
Commercial owner-occupied	382,897	391,924	392,345
Commercial investor-owned	1,190,419	1,176,918	1,189,021
Construction	118,147	131,015	119,840
Home equity	90,629	88,092	88,746
Other residential	113,361	114,277	114,558
Installment and other consumer loans	54,057	51,003	49,533
Total loans	$2,162,632	$2,201,854	$2,255,645
Non-accrual loans: [3]
Real estate:
Commercial owner-occupied	$7,564	$7,272	$7,269
Commercial investor-owned	—	—	694
Home equity	454	390	413
Installment and other consumer loans	—	16	—
Total non-accrual loans	$8,018	$7,678	$8,376
Classified loans (graded substandard and doubtful)	$37,043	$36,460	$36,235
Total accruing loans 30-89 days past due	$3,153	$2,323	$1,673
Allowance for credit losses to total loans	1.04%	1.02%	1.02%
Allowance for credit losses to total loans, excluding SBA PPP loans [4]	1.05%	1.04%	1.07%
Allowance for credit losses to non-performing loans	2.81x	2.94x	2.75x
Non-accrual loans to total loans	0.37%	0.35%	0.37%
Total deposits	$3,830,670	$3,861,342	$3,808,550
Loan-to-deposit ratio	56.5%	57.0%	59.2%
Stockholders' equity	$409,573	$420,408	$450,368
Book value per share	$25.58	$26.27	$28.27
Tangible common equity to tangible assets - Bank [5]	7.5%	8.0%	8.6%
Tangible common equity to tangible assets - Bancorp [5]	7.8%	8.0%	8.8%
Total risk-based capital ratio - Bank	14.2%	14.3%	14.4%
Total risk-based capital ratio - Bancorp	14.7%	14.4%	14.6%
Full-time equivalent employees	290	312	328
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $17.0 million, $40.6 million and $111.2 million at June 30, 2022, March 31, 2022 and December 31, 2021, respectively.
[3] There were no non-performing loans over 90 days past due and accruing interest as of June 30, 2022, March 31, 2022 and December 31, 2021.
[4] The allowance for credit losses to total loans, excluding guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Refer to footnote 2 above for SBA PPP loan totals.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gains (losses) on available-for-sale securities, net of tax, less goodwill and intangible assets of $78.6 million, $79.0 million and $79.4 million at June 30, 2022, March 31, 2022 and December 31, 2021, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	June 30, 2022	March 31, 2022	December 31, 2021
Assets
Cash, cash equivalents and restricted cash	$115,905	$170,901	$347,641
Investment securities
Held-to-maturity, at amortized cost (net of zero allowance for credit losses at June 30, 2022, March 31, 2022 and December 31, 2021)	931,587	790,264	342,222
Available-for-sale (at fair value; amortized cost of $960,379, $995,637 and $1,169,520 at June 30, 2022, March 31, 2022 and December 31, 2021, respectively; net of zero allowance for credit losses at June 30, 2022, March 31, 2022 and December 31, 2021)	893,149	955,457	1,167,568
Total investment securities	1,824,736	1,745,721	1,509,790
Loans, at amortized cost	2,162,632	2,201,854	2,255,645
Allowance for credit losses on loans	(22,539)	(22,547)	(23,023)
Loans, net of allowance for credit losses on loans	2,140,093	2,179,307	2,232,622
Goodwill	72,754	72,754	72,754
Bank-owned life insurance	61,834	61,536	61,473
Operating lease right-of-use assets	22,353	23,544	23,604
Bank premises and equipment, net	7,067	7,236	7,558
Core deposit intangible, net	5,851	6,225	6,605
Other real estate owned	800	800	800
Interest receivable and other assets	75,511	62,400	51,362
Total assets	$4,326,904	$4,330,424	$4,314,209

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$2,034,717	$1,960,684	$1,910,240
Interest bearing
Transaction accounts	297,871	299,336	290,813
Savings accounts	343,585	347,335	340,959
Money market accounts	1,012,823	1,108,852	1,116,303
Time accounts	141,674	145,135	150,235
Total deposits	3,830,670	3,861,342	3,808,550
Borrowings and other obligations	356	388	419
Operating lease liabilities	24,117	25,351	25,429
Interest payable and other liabilities	62,188	22,935	29,443
Total liabilities	3,917,331	3,910,016	3,863,841

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,009,600, 16,003,847 and 15,929,243 at June 30, 2022, March 31, 2022 and December 31, 2021, respectively	213,864	213,204	212,524
Retained earnings	253,737	246,511	239,868
Accumulated other comprehensive loss, net of taxes	(58,028)	(39,307)	(2,024)
Total stockholders' equity	409,573	420,408	450,368
Total liabilities and stockholders' equity	$4,326,904	$4,330,424	$4,314,209

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three months ended		Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2022	March 31, 2022	June 30, 2022	June 30, 2021
Interest income
Interest and fees on loans	$23,334	$23,677	$47,011	$42,090
Interest on investment securities	8,273	6,693	14,966	6,633
Interest on federal funds sold and due from banks	180	106	286	96
Total interest income	31,787	30,476	62,263	48,819
Interest expense
Interest on interest-bearing transaction accounts	53	56	109	78
Interest on savings accounts	32	29	61	40
Interest on money market accounts	438	478	916	598
Interest on time accounts	67	14	81	177
Interest on borrowings and other obligations	—	1	1	—
Interest on subordinated debenture	—	—	—	1,361
Total interest expense	590	578	1,168	2,254
Net interest income	31,197	29,898	61,095	46,565
Reversal of credit losses on loans	—	(485)	(485)	(3,849)
Reversal of credit losses on unfunded loan commitments	—	(318)	(318)	(1,202)
Net interest income after reversal of credit losses	31,197	30,701	61,898	51,616
Non-interest income
Wealth Management and Trust Services	630	600	1,230	1,018
Debit card interchange fees, net	531	505	1,036	785
Service charges on deposit accounts	465	488	953	598
Earnings on bank-owned life insurance, net	298	413	711	490
Dividends on Federal Home Loan Bank stock	249	259	508	326
Merchant interchange fees, net	149	140	289	118
Other income	406	462	868	513
Total non-interest income	2,728	2,867	5,595	3,848
Non-interest expense
Salaries and related benefits	10,341	11,548	21,889	18,096
Occupancy and equipment	1,894	1,909	3,803	3,502
Data processing	1,199	1,277	2,476	1,639
Professional services	665	913	1,578	1,849
Information technology	468	478	946	609
Depreciation and amortization	393	452	845	848
Amortization of core deposit intangible	374	380	754	408
Directors' expense	294	311	605	405
Federal Deposit Insurance Corporation insurance	296	290	586	361
Charitable contributions	511	45	556	493
Other expense	2,471	1,772	4,243	2,758
Total non-interest expense	18,906	19,375	38,281	30,968
Income before provision for income taxes	15,019	14,193	29,212	24,496
Provision for income taxes	3,953	3,728	7,681	6,264
Net income	$11,066	$10,465	$21,531	$18,232
Net income per common share:
Basic	$0.70	$0.66	$1.35	$1.38
Diluted	$0.69	$0.66	$1.35	$1.37
Weighted average shares:
Basic	15,921	15,876	15,898	13,227
Diluted	15,955	15,946	15,950	13,316
Comprehensive (loss) income:
Net income	$11,066	$10,465	$21,531	$18,232
Other comprehensive (loss) income:
Change in net unrealized (losses) gains on available-for-sale securities	(27,050)	(38,228)	(65,278)	(6,284)
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	(14,847)	(14,847)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	472	144	616	281
Other comprehensive loss, before tax	(26,578)	(52,931)	(79,509)	(6,003)
Deferred tax (benefit) liability	(7,857)	(15,648)	(23,505)	(1,780)
Other comprehensive loss, net of tax	(18,721)	(37,283)	(56,004)	(4,223)
Total comprehensive (loss) income	$(7,655)	$(26,818)	$(34,473)	$14,009

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended
	June 30, 2022			March 31, 2022
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$95,326	$180	0.75%	$231,555	$106	0.18%
Investment securities [2,3]	1,807,710	8,469	1.87%	1,626,537	6,871	1.69%
Loans [1,3,4]	2,194,810	23,522	4.24%	2,227,495	23,881	4.29%
Total interest-earning assets [1]	4,097,846	32,171	3.11%	4,085,587	30,858	3.02%
Cash and non-interest-bearing due from banks	56,408			69,019
Bank premises and equipment, net	7,182			7,430
Interest receivable and other assets, net	151,483			183,222
Total assets	$4,312,919			$4,345,258
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$300,258	$53	0.07%	$295,183	$56	0.08%
Savings accounts	343,338	32	0.04%	343,327	29	0.03%
Money market accounts	1,076,912	438	0.16%	1,122,215	478	0.17%
Time accounts including CDARS	144,432	67	0.19%	147,707	14	0.04%
Borrowings and other obligations [1]	370	—	0.61%	399	1	0.62%
Total interest-bearing liabilities	1,865,310	590	0.13%	1,908,831	578	0.12%
Demand accounts	1,984,629			1,942,804
Interest payable and other liabilities	49,709			51,997
Stockholders' equity	413,271			441,626
Total liabilities & stockholders' equity	$4,312,919			$4,345,258
Tax-equivalent net interest income/margin [1]		$31,581	3.05%		$30,280	2.96%
Reported net interest income/margin [1]		$31,197	3.01%		$29,898	2.93%
Tax-equivalent net interest rate spread			2.98%			2.90%

	Six months ended			Six months ended
	June 30, 2022			June 30, 2021
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$163,064	$286	0.35%	$179,846	$96	0.11%
Investment securities [2,3]	1,717,624	15,340	1.79%	601,498	6,948	2.31%
Loans [1,3,4]	2,211,062	47,403	4.26%	2,081,069	42,437	4.06%
Total interest-earning assets [1]	4,091,750	63,029	3.06%	2,862,413	49,481	3.44%
Cash and non-interest-bearing due from banks	62,679			45,059
Bank premises and equipment, net	7,305			4,786
Interest receivable and other assets, net	167,265			132,675
Total assets	$4,328,999			$3,044,933
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$297,734	$109	0.07%	$170,943	$78	0.09%
Savings accounts	343,333	61	0.04%	220,946	40	0.04%
Money market accounts	1,099,439	916	0.17%	719,769	598	0.17%
Time accounts including CDARS	146,061	81	0.11%	95,849	177	0.37%
Borrowings and other obligations [1]	384	1	0.62%	50	—	1.46%
Subordinated debenture [1,5]	—	—	—%	1,076	1,361	251.54%
Total interest-bearing liabilities	1,886,951	1,168	0.12%	1,208,633	2,254	0.38%
Demand accounts	1,963,832			1,442,320
Interest payable and other liabilities	50,846			42,753
Stockholders' equity	427,370			351,227
Total liabilities & stockholders' equity	$4,328,999			$3,044,933
Tax-equivalent net interest income/margin [1]		$61,861	3.01%		$47,227	3.28%
Reported net interest income/margin [1]		$61,095	2.97%		$46,565	3.24%
Tax-equivalent net interest rate spread			2.94%			3.06%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2022 and 2021.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] 2021 interest on subordinated debenture included $1.3 million in accelerated discount accretion from the early redemption of our last subordinated debenture on March 15, 2021.